Exhibit 99.1

CONTACT: Barry H. Bass Chief Financial Officer (301) 986-9200 bbass@first-potomac.com	First Potomac Realty Trust 7600 Wisconsin Avenue 11th Floor Bethesda, MD 20814 www.first-potomac.com

FOR IMMEDIATE RELEASE
FIRST POTOMAC REALTY TRUST REPORTS
SECOND QUARTER 2009 RESULTS
BETHESDA, MD (July 29, 2009) – First Potomac Realty Trust (NYSE: FPO), a self-administered, self-managed real estate investment trust that focuses on owning, developing, redeveloping and operating industrial properties and business parks in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, reported results for the three and six months ended June 30, 2009.
Second Quarter 2009 Highlights:
•	Funds From Operations of $11.6 million, or $0.42 per diluted share; including $0.05 from gains on the retirement of debt.

•	Retires $9.0 million of its Exchangeable Senior Notes, at a 20% discount, resulting in a gain of $1.4 million.

•	Same-property net operating income decreases by 0.9% on an accrual basis; 5.0% higher in Northern Virginia, 8.1% higher in Southern Virginia and down 14.9% in Maryland.

•	Executes 396,000 square feet of leases.

•	Company narrows 2009 FFO Per Share guidance range to $1.56 to $1.62.
The Company’s funds from operations (“FFO”) for the second quarter of 2009 were $11.6 million, or $0.42 per diluted share ($0.37 per diluted share, excluding gains on the retirement of debt), compared to $11.8 million, or $0.47 per diluted share ($0.41 per diluted share, excluding gains on the retirement of debt), during the second quarter of 2008. The Company’s net income attributable to common shareholders for the second quarter of 2009 was $1.6 million, or $0.06 per diluted share, compared with net income attributable to common shareholders of $16.3 million, or $0.67 per diluted share, for the second quarter of 2008. In June 2008, the Company sold its Alexandria Corporate Park property for a gain on sale of $14.3 million, or $0.57 per diluted share after noncontrolling interests.
The Company’s FFO for the first six months of 2009 increased to $26.4 million, or $0.95 per diluted share ($0.74 per diluted share, excluding gains on the retirement of debt), compared with $22.5 million, or $0.90 per diluted share ($0.78 per diluted share, excluding gains on the retirement of debt), for the first six months of 2008. The Company reported net income attributable to common shareholders for the first six months of 2009 of $6.6 million, or $0.24 per diluted share, compared with net income attributable to common shareholders of $17.5 million, or $0.72 per diluted share, for the first six months of 2008.
“Our second quarter of 2009 was marked by progress in leasing, operations and our capital position,” stated Douglas J. Donatelli, chief executive officer of First Potomac Realty Trust. “Offsetting this was an increase in our reserves for bad debt, which negatively impacted our results. Despite the increased reserve, we were able to maintain our net operating income year over year, which given the more difficult conditions, speaks to the strength of our operating model and the effectiveness of our leasing efforts.”
Mr. Donatelli continued, “Our Virginia portfolio in particular continues to show strength with its diversified tenant base, anchored by stable government and government-related tenants. We are confident in our strategic direction with well-positioned assets in attractive markets. While the environment continues to be demanding, we remain keenly focused on our aggressive efforts in leasing, controlling our costs, monitoring accounts receivable and improving our financial flexibility.”
The Company’s consolidated portfolio (excludes a property owned through an unconsolidated joint venture, which was 100% leased and occupied) was 87.0% leased and 86.5% occupied at June 30, 2009. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Second Quarter 2009 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.
Property Operations
During the second quarter of 2009, the Company executed 396,000 square feet of leases, consisting of 108,000 square feet of new leases and 288,000 square feet of renewal leases. Significant new leases included 45,000 square feet at 1400 Cavalier Boulevard and 22,000 square feet at Greenbrier Business Center, which are located in the Company’s Southern Virginia region. Rent from the majority of leases is expected to commence by the end of the fourth quarter of 2009. The 288,000 square feet of renewal leases in the quarter, represented an 88% retention rate. Renewal leases during the quarter included 65,000 square feet at Norfolk Commerce Park, 21,000 square feet at Reston Business Campus and 20,000 square feet at 1400 Cavalier Boulevard.
Same-property net operating income (“Same-Property NOI”) decreased $0.2 million, or 0.9%, and increased $0.7 million, or 1.7%, for the three and six months ended June 30, 2009, respectively.  The Company’s Virginia portfolio continued to benefit from the Company’s successful 2008 leasing year as Same-Property NOI increased 5.0% and 6.0% for the Company’s Northern Virginia region and 8.1% and 10.6% for the Company’s Southern Virginia region during the three and six months ended June 30, 2009, respectively. However, Same-Property NOI decreased 14.9% and 10.8% for the Maryland region for the three and six months ended June 30, 2009, respectively, due to an increase in vacancy and reserves for anticipated bad debt expense.  In anticipation of higher tenant credit losses, the Company increased its reserves for estimated bad debt expense, which is included in property operating expenses in the consolidated statements of operations, by $1.0 million and $1.4 million for the three and six months ended June 30, 2009, respectively, compared to the prior year periods.  At June 30, 2009, the annualized revenue associated with tenants with bad debt reserves comprised approximately 3% of the Company’s total annualized revenue.  A significant portion of the Company’s reserves are related to tenants in its Baltimore sub-market, as $0.4 million and $0.6 million of additional reserves related to this submarket were added during the three and six months ended June 30, 2009, respectively.
Liquidity and Financing Activity
As of June 30, 2009, approximately $30 million, or 5.0%, of the Company’s debt matures prior to January 1, 2011. Of the maturing debt, $6 million matures in 2009 and $24 million matures in late 2010. The above figures do not include the Company’s two secured term loans and its unsecured revolving credit facility, which all mature in 2010, but have one-year extensions that are exercisable at the Company’s option. The Company intends to exercise its extension options on the applicable debt instruments.
During the second quarter and through the date of this release, the Company sold 852,400 common shares through its controlled equity offering agreement at a weighted average offering price of $10.44 per share, which generated net proceeds of approximately $8.7 million. The Company used the proceeds to retire a portion of the outstanding balance on its Exchangeable Senior Notes and to pay down a portion of the outstanding balance on its unsecured revolving credit facility. In May and June 2009, the Company retired $9.0 million of its Exchangeable Senior Notes, at a weighted average discount of 20%. The transactions resulted in a gain of $1.4 million, or $0.05 per diluted share, net of deferred financing costs and original issue discount.
In May 2009, the Company repaid its $8.0 million mortgage loan encumbering Glenn Dale Business Center with a $6.0 million draw on its unsecured revolving credit facility and available cash.
Balance Sheet
The Company had $624.4 million of debt outstanding at June 30, 2009. Of the total debt outstanding, $415.1 million was fixed-rate debt with a weighted average effective interest rate of 5.8% and a weighted average maturity of 4.1 years. The Company had $94.9 million of variable-rate term debt, which was hedged through various interest rate swap agreements that fixed the loans’ respective interest rates. These loans had a weighted average effective interest rate of 4.8% and a weighted average maturity of 2.1 years. At June 30, 2009, the Company’s exposure to variable interest rates consisted of borrowings of $99.4 million on its unsecured revolving credit facility and $15.0 million on a secured term loan. These obligations had a weighted average interest rate of 1.7% and a maturity of 1.9 years. The Company’s interest coverage ratio was 2.3 times for the quarter ended June 30, 2009.
Dividends
On July 21, 2009, the Company declared a dividend of $0.20 per common share. The dividend will be paid on August 14, 2009, to common shareholders of record as of August 7, 2009.
Earnings and FFO Guidance
The Company is narrowing its FFO per share guidance to a range for 2009 of $1.56 to $1.62 from 1.55 to 1.80. The following is a summary of the analysis and assumptions the Company used in arriving at its guidance. The presentation has been modified from the analysis presented in February with the Company’s initial guidance to reflect the deconsolidation of RiversPark II in March 2009.
(unaudited, amounts in thousands except per share amounts):

	Low	High
Portfolio NOI	84,500	85,500
Other Income	500	500
G&A	(13,000)	(12,500)
Interest Expense	(33,500)	(33,250)

FFO before gains	38,500	40,250
Gain on Debt Retirement	5,700	5,700

FFO	44,200	45,950

FFO before gains/share	$1.36	$1.42
FFO/share	$1.56	$1.62

Average Shares Outstanding	28,300	28,300

Assumptions included in the guidance are:
•	Removal of approximately $2 million in net operating income as a result of the deconsolidation of RiversPark II;

•	Bad debt expense of between $2.5 million and $3.5 million;

•	Average occupancy for the year of between 85% and 86%;

•	G&A of between $12.5 million and $13.0 million, primarily as a result of a higher non-cash expense for performance-based share grants issued in May 2009;

•	No additional gains from debt repurchases.
Investor Conference Call and Webcast
First Potomac Realty Trust will host a conference call on Thursday, July 30, 2009 at 9:00 a.m. ET, to discuss second quarter results. The number to call for this interactive teleconference is (888) 240-9376 or (913) 312-1431 for international participants. A replay of the conference call will be available through August 13, 2009, by dialing (888) 203-1112 or (719) 457-0820 for international callers, and entering the confirmation number, 1094374 when prompted for the pass code.
A live broadcast of the conference call will be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Thursday, July 30, 2009, beginning at 9:00 a.m. ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.

About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, developing, redeveloping and operating industrial properties and business parks in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company’s portfolio totals approximately 12 million square feet. The Company’s largest tenant is the U.S. Government, which along with government contractors, accounts for approximately 20% of the Company’s revenue.
Non-GAAP Financial Measures
Funds from Operations – Funds from operations represents net income before minority interests (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures and gains or losses on the sale of property. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint venture. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.
The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.
NOI – The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, developing, redeveloping and operating industrial properties and business parks, and provides a prospective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.
Same-Property NOI – The Company defines same-property NOI as NOI for the Company’s properties wholly owned during the entirety of the periods reported. The Company’s same-property NOI calculations are reconciled to NOI at the end of this release.

Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands,except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Rental	$26,709	$25,160	$53,736	$49,826
Tenant reimbursements and other	5,810	5,252	12,409	10,727

Total revenues	32,519	30,412	66,145	60,553

Operating expenses:
Property operating	8,052	6,227	16,369	12,931
Real estate taxes and insurance	3,213	3,032	6,526	5,949
General and administrative	2,922	2,838	5,879	5,539
Depreciation and amortization	10,005	9,022	20,051	18,261

Total operating expenses	24,192	21,119	48,825	42,680

Operating income	8,327	9,293	17,320	17,873

Other expenses (income):
Interest expense	8,113	9,117	16,439	18,667
Interest and other income	(118)	(104)	(257)	(235)
Equity in losses of affiliate	47	—	54	—
Gain on early retirement of debt	(1,367)	(1,611)	(5,706)	(3,006)

Total other expenses	6,675	7,402	10,530	15,426

Income from continuing operations	1,652	1,891	6,790	2,447

Discontinued operations:
Income from operations of disposed property	—	651	—	1,335
Gain on sale of disposed property	—	14,274	—	14,274

Income from discontinued operations	—	14,925	—	15,609

Net income	1,652	16,816	6,790	18,056

Less: Net income attributable to noncontrolling interests in the Operating Partnership	(45)	(518)	(186)	(557)

Net income attributable to common shareholders	$1,607	$16,298	$6,604	$17,499

Depreciation and amortization:
Real estate assets	10,005	9,022	20,051	18,261
Discontinued operations	—	197	—	478
Unconsolidated joint venture	96	—	111	—
Consolidated joint venture	(129)	—	(503)	—
Gain on sale of disposed property	—	(14,274)	—	(14,274)
Net income attributable to noncontrolling interests	45	518	186	557

Funds from operations (FFO)	$11,624	$11,761	$26,449	$22,521

Net income attributable to common shareholders per share – basic:
Income from continuing operations	$0.06	$0.08	$0.24	$0.10
Income from discontinued operations	—	0.60	—	0.63

Net income	$0.06	$0.68	$0.24	$0.73

Net income attributable to common shareholders per share – diluted:
Income from continuing operations	$0.06	$0.07	$0.24	$0.10
Income from discontinued operations	—	0.60	—	0.62

Net income	$0.06	$0.67	$0.24	$0.72

Weighted average common shares outstanding — basic	27,157	24,115	27,079	24,106
Weighted average common shares outstanding – diluted	27,230	24,173	27,132	24,154

FFO per share – basic and diluted	$0.42	$0.47	$0.95	$0.90
FFO per share – diluted, excluding gain on early retirement of debt	$0.37	$0.41	$0.74	$0.78

Weighted average common shares and units outstanding – basic	27,930	24,895	27,851	24,888
Weighted average common shares and units outstanding – diluted	28,002	24,953	27,904	24,937

FIRST POTOMAC REALTY TRUST
Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets:
Rental property, net	$965,811	$994,913
Cash and cash equivalents	5,879	16,352
Escrows and reserves	9,451	8,808
Accounts and other receivables, net of allowance for doubtful accounts of $1,841 and $935, respectively	8,414	6,872
Accrued straight-line rents, net of allowance for doubtful accounts of $973 and $575, respectively	9,574	8,727
Investment in affiliate	1,963	—
Deferred costs, net	17,950	17,165
Prepaid expenses and other assets	4,294	6,365
Intangible assets, net	16,122	21,047

Total assets	$1,039,458	$1,080,249

Liabilities:
Mortgage loans	$293,606	$322,846
Exchangeable senior notes, net	56,374	80,435
Senior notes	75,000	75,000
Secured term loans	100,000	100,000
Unsecured revolving credit facility	99,400	75,500
Financing obligation	4,227	11,491
Accounts payable and other liabilities	15,310	18,022
Accrued interest	2,125	2,491
Rents received in advance	6,109	4,812
Tenant security deposits	5,086	5,243
Deferred market rent, net	6,775	8,489

Total liabilities	664,012	704,329

Noncontrolling interests in the Operating Partnership (redemption value of $7,534 and $7,186, respectively)	10,435	10,627

Shareholders’ equity:
Common shares, $0.001 par value, 100,000 shares authorized; 28,299 and 27,353 shares issued and outstanding, respectively	28	27
Additional paid-in capital	491,442	484,825
Accumulated other comprehensive loss	(2,537)	(3,823)
Dividends in excess of accumulated earnings	(123,922)	(115,736)

Total shareholders’ equity	365,011	365,293

Total liabilities, noncontrolling interests and shareholders’ equity	$1,039,458	$1,080,249

FIRST POTOMAC REALTY TRUST
Same-Property Analysis
(unaudited, dollars in thousands)
Same-Property NOI

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Total base rent	$26,001	$25,160	$51,880	$49,826
Tenant reimbursements and other	5,635	4,922	11,684	9,820
Property operating expenses	(7,477)	(5,846)	(15,030)	(12,244)
Real estate taxes and insurance	(3,137)	(3,029)	(6,358)	(5,942)

Same-property(1)(2) NOI — accrual basis	21,022	21,207	42,176	41,460

Straight-line revenue, net	79	(48)	45	(272)
Deferred market rental revenue, net	(385)	(463)	(809)	(913)

Same-property(1)(2) NOI — cash basis	$20,716	$20,696	$41,412	$40,275

Change in same-property NOI — accrual basis	-0.9%		1.7%
Change in same-property NOI — cash basis	0.1%		2.8%

Changes in Same-Property NOI — accrual basis
Rental revenue increase	$841		$2,054
Tenant reimbursements and other increase	713		1,864
Expense increase	(1,739)		(3,202)

	$(185)		$716

Same-property percentage of total portfolio (sf)	96.0%		96.0%
Reconciliation of Consolidated NOI to Same-property NOI

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Total revenues	$32,519	$30,412	$66,145	$60,553
Property operating expenses	(8,052)	(6,227)	(16,369)	(12,931)
Real estate taxes and insurance	(3,213)	(3,032)	(6,526)	(5,949)

NOI	21,254	21,153	43,250	41,673

Less: Non-same property NOI(3)	(232)	54	(1,074)	(213)

Same-property(1)(2) NOI — accrual basis	21,022	21,207	42,176	41,460

Straight-line revenue, net	79	(48)	45	(272)
Deferred market rental revenue, net	(385)	(463)	(809)	(913)

Same-property(1)(2) NOI — cash basis	$20,716	$20,696	$41,412	$40,275

Change in Same-Property NOI by Region

	Three Months	Six Months
	Ended June 30,	Ended June 30,
	2009	2009

Maryland	-14.9%	-10.8%
Northern Virginia	5.0%	6.0%
Southern Virginia	8.1%	10.6%

(1)	Same property comparisons are based upon those properties owned for the entirety of the periods presented. Same property results exclude the results of the following non same-properties: Alexandria Corporate Park, Triangle Business Center and RiversPark I and II.

(2)	Excludes a 76,000 square foot redevelopment building at Ammendale Commerce Center, which was placed in service during the fourth quarter of 2008, and a 57,000 square foot space at Interstate Plaza that is currently under redevelopment.

(3)	Non-same property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.